Exhibit 99.1
Greg Hughes Named to LogMeIn’s Board of Directors
WOBURN, Mass., January 19, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of SaaS-based remote connectivity solutions, has named Greg Hughes to the company’s board of directors. The software industry veteran joins LogMeIn as the company looks to build on its growth in the remote access, support and collaboration markets.
Having recently held the position of President, Enterprise Product Group, at Symantec, a leading storage, security, and systems management software company, Hughes brings significant business-to-consumer and business-to-business experience to LogMeIn’s board of directors. Hughes joined Symantec in July 2005 as part of the VERITAS acquisition, where he held the position of Executive Vice President, Global Services. Prior to VERITAS, he was a partner at McKinsey & Company, the management consulting firm.
“LogMeIn’s success offers a unique example of how a new generation of technology companies can simultaneously capitalize on consumer, small business and enterprise demand,” said Hughes. “I look forward to working with the LogMeIn team to help guide the next phase of growth for its access, support and collaboration businesses.”
“Greg Hughes brings invaluable experience and insight from some of the world’s most successful software businesses,” said Michael Simon, CEO of LogMeIn. “We believe that his guidance and expertise will play a significant role in our continued growth and will be a valuable complement to our leadership team.”
Hughes will replace Dave Barrett, a General Partner at Polaris Venture Partners, who has served on LogMeIn’s board of directors since 2005 and has resigned his position.
“Working with the LogMeIn leadership through the company’s early growth and successful IPO has been a great, rewarding experience,” said Barrett. “I wish the LogMeIn team the best and will enjoy watching the company’s continued success in the future.”
“Dave was a key leader and early member of our board as we evolved and expanded our business from a start-up to a recognized market leader,” added Simon. “We sincerely thank him for all of his contributions to our success.”
About LogMeIn, Inc.
LogMeIn (NASDAQ:LOGM) provides SaaS-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of internet-enabled devices across the globe — computers, smartphones, iPad™ tablets, digital displays, and even in-dash computers of the Ford F-150 pick-up truck. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower over 10.4 million active users to connect more than 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, the Netherlands, and the UK.

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Media contact:
Craig VerColen
press@logmein.com
+1-617-599-2180